Exhibit 10.2

WITHOUT PREJUDICE

SUBJECT TO CONTRACT

PARTIES

This Agreement is made between

(1)	Edgen Murray Europe Limited of 20-22 Bedford Row, London, WC1R 4JS (registration number 1241058), Edgen Murray Pte. Ltd. (the “Employer”), and

(2)	Michael Craig of 14 Caldecott Close, Singapore 299122 (the “Employee”)

RECITALS

A.	The Employee has been employed by the Employer since November 7, 1989. He is currently Executive Vice President and Managing Director of the Eastern Hemisphere working under a contract dated 28 June 1994 (the “Employment Contract”). Since April of 1995 the Employee has been based in Singapore.

B.	The parties have agreed to enter into this Agreement in full and final settlement of any claims which the Employee may have in respect of his employment or its termination, whether contractual or statutory or of any other nature whatsoever and a full and final settlement of any claims which the Employer may have against the Employee, except as stated herein.

C.	This settlement is made without any admission of liability by the Employer.

IT IS AGREED:

Termination of Employment

1.	The Employee’s employment by the Employer will terminate on September 12, 2011 (the “Termination Date”) by mutual agreement of the Employer and the Employee.

2.	The Employee will be paid up to and including the Termination Date in respect of any unpaid salary less any legally required deductions. The Employee is required to take any accrued holiday entitlement during his notice period. All contractual benefits will continue to be paid up to and including the Termination Date. Except to the extent specifically provided for in this Agreement, all benefits relating to the Employee’s employment will cease on the Termination Date. Except to the extent specifically provided for in this Agreement, the Employee acknowledges that following the Termination Date there is no entitlement to any further salary, benefits, bonuses, incentive payments or other remuneration or expenses from the Employer or any affiliated or related entity, subsidiary of Edgen Murray II, LP, or their successors and assigns (“Group Company”).

3.	The Employee will receive payment for business expenses properly incurred up to and including the Termination Date subject to the provision of receipts and subject to the Employer’s rules from time to time.

4.

During the period from the date of this Agreement to the Termination Date the Employee shall not perform any services for the Employer or any Group Company and the Employer shall be under no obligation to provide any work to, or vest any powers in, the Employee. The Employer may at its discretion require the Employee to perform certain duties under the Employment Contract at any time during this period, which duties may be withdrawn at any time at the Employer’s discretion. During this period, the Employee shall continue to be bound by the Employment Contract, but will not, without the prior written consent of Dan O’Leary attend the premises of the Employer or any Group Company; access the IT systems of the Employer or any Group Company; or contact any client, customer, supplier or adviser of the Employer or any Group Company.

Termination Payment and Severance Payment

5.	Subject to the terms and conditions of this Agreement, and to the Employee first having returned any company property belonging to the Employer or any Group Company the Employer will pay to the Employee the benefits to which he is currently entitled for a period of 12 months after the Termination Date (such sum to be no more than the amounts paid in the 12 months preceding the Termination Date for such benefits), subject to the receipt of all required tax clearances (the “Termination Payment”). The benefits are listed on Schedule 3 of this Agreement. The benefits shall be paid by the Employer in the same manner as they were before the Employee’s employment terminated. The benefits to which the Employee is currently entitled are health insurance, housing allowance, home leave, school fees for children, school bus fees, and International BUPA Membership for the Employee and family only. Further, subject to the terms and conditions of this Agreement, the Employer will pay to the Employee, GBP 183,750 (the “Severance Payment”). The Severance Payment shall be paid in 12 monthly instalments at equal intervals, the first instalments to be paid subject to the receipt of all required tax clearances within 30 days of the Employee signing and returning this Agreement to the Employer (together with the duly completed solicitor’s certificate at Schedule 1.)

6.	The Employer will also pay the legal fees of Employee incurred in entering this Agreement, up to the amount of £1,500, upon receipt of the legal invoice after the Agreement is executed.

7.	The Employer will deduct from any payment due to the Employee under this Agreement any outstanding sums owed by the Employee to the Employer.

8.	The Employee acknowledges that there are no sums of money due to him from the Employer or any Group Company (except as provided for in this Agreement).

9.	The Employee acknowledges that as of the Termination Date his 100 unvested options to acquire limited partnership restricted units of Edgen Murray II L.P. (“EMII”) will be forfeited.

10.	The Employee may be entitled to a bonus for the calendar year 2011 in the sole discretion of the Board of Edgen Murray II, L.P. The decision of the Board shall be final and binding.

11.	The Employer will pay repatriation costs and expenses incurred prior to September 12, 2012. The eligible repatriation costs and expenses are listed in Schedule 4.

Tax

12.	The Employee warrants to the Employer that he has at all times during the currency of his employment with the Employer declared and paid all applicable tax due.

13.	All payments made under this Agreement shall be paid subject to the receipt of all required tax clearances, and applicable deductions required by law, including, but not limited to, deductions of tax, employee national insurance, Central Provident Fund contributions or any other deductions whether under the tax laws of the United Kingdom, if applicable or Singapore or any other jurisdiction.

14.	The Employee will be responsible for the payment of any income tax, employee national insurance, Central Provident Fund contributions or any other deductions whether under the tax laws of the United Kingdom, if applicable or Singapore or any other jurisdiction not deducted at source in connection with the Severance Payment and any benefits provided under this Agreement and indemnifies and keeps indemnified the Employer and any Group Company against any such liability including any interest, costs or penalties (unless incurred due to the fault of the Employer); and any breach of the warranty set out as at clause 11 in either or both cases with any interest, costs or penalties (unless incurred due to the fault of the Employer).

15.	The Employer agrees to provide the Employee as soon as reasonably practicable with any documentation received from the HM Revenue & Customs or the Inland Revenue Authority of Singapore (“IRAS”) (if any) in connection with any demands for tax or national insurance contributions.

16.	Upon execution of this Agreement the Employer shall submit the details of all payments to be made to the Employee under this Agreement to the IRAS for its assessment. The parties agree to be bound by the IRAS’ determination.

17.	In the event that the Employer shall be seeking indemnification from the Employee pursuant to clause 13 it shall be entitled to forthwith offset any such liability from any payment outstanding to the Employee under this Agreement.

18.	The Employee agrees to advise the Employer as soon as practicable if he intends to leave Singapore and return to take up residence in the United Kingdom.

19.	Should the Employee be audited by Singaporean authorities for any period of the Employee’s employment with the Employer, the Employer will cooperate with the Employee in gathering and furnishing information to the authorities. Employee states that he is not a United Kingdom tax resident and the Employer is not aware of any facts to dispute the statement.

Settlement and Release

20.

The Employee hereby releases and forever discharges the Employer and any Group Company, their subsidiaries, affiliates, successors, and assigns and the Directors, officers, shareholders, employees, representatives and agents of each of the foregoing (collectively the “Releasees”), from all claims stated in this Agreement and accepts the Severance Payment in full and final settlement of the Specific Complaints as defined below and any claim which he has or may have against the Releasees arising out of or relating to the Employee’s employment by the Employer or its termination (whether under statute, common law or otherwise) and whether such claims are contemplated or not and whether they or not they are, as at the date of the Agreement, capable of being foreseen, either factually or legally and including, but not limited to, claims for salary, bonus or incentive payments, or relating to limited partner restricted units of EMII or unit options (except those to which have vested as at the Termination Date), notice entitlement, pay in lieu of notice, redundancy, unfair dismissal, wrongful dismissal, claims for equality of terms under sections 120 and 127 of the Equality Act 2010 and/or the Equal Pay Act 1970; for pregnancy or maternity discrimination, direct or indirect discrimination, harassment or victimisation related to sex, marital or civil partnership status, pregnancy or maternity or gender reassignment under section 120 of the Equality Act 2010 for direct or indirect discrimination, harassment or victimisation related to race under section 120 of the Equality Act 2010 for direct or indirect discrimination, harassment or victimisation related to disability, discrimination arising from disability, or failure to make adjustments under section 120 of the Equality Act 2010 for direct or indirect discrimination, harassment or victimisation related to religion or belief, under section 120 of the Equality Act 2010 for direct or indirect discrimination, harassment or victimisation related to sexual orientation, under section 120 of the Equality Act 2010 and/or under the Employment Equality (Sexual Orientation) Regulations 2003; for direct or indirect discrimination, harassment or victimisation related to age, under section 120 of the Equality Act 2010 and/or under the Employment Equality (Age) Regulations 2006; or any other claim not referred to above under the Equality Act 2010; any claim for victimisation or for breach of contract, claims in respect of unauthorised deduction from wages or unauthorised payments, unpaid expenses or accrued holiday pay, failure to provide employment particulars and itemised pay statements or a claim that the Employee has been subjected to a detriment having made a protected disclosure, any claim relating to damage to reputation or a claim under the Protection from Harassment Act 1997, or a claim in relation to guarantee payments or suspension under sections 34 and 70 of the Employment Rights Act 1996, any claim relating to the right to be accompanied under section 12 of the Employment Relations Act 1999 or a claim in relation to the duty to consider working beyond retirement, or a claim in relation to the right to request time off for study or training, or a claim under the Data Protection Act 1998, or a claim under the Human Rights Act 1998, or a claim under the Transnational Information and Consultation etc Regulations 1999, the Information and Consultation of Employees Regulations 2004, the Companies (Cross-Border Mergers) Regulations 2007, the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 or the Trade Union and Labour Relations (Consolidation) Act 1992, or a claim under the Transfer of Undertakings (Protection of Employment) Regulations 2006, or a claim under the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, or a claim under the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002 or a claim under the National Minimum Wage Act 1998, or a claim under regulations 5, 6 and 9 of the Employment Relations Act 1999 (Blacklists) Regulations 2010 or a claim under the Equal Pay Act 1970 or a claim under the Working Time Regulations 1998, or claims that the Employer owes the Employee any sum of money and claims pursuant to any community law provision (the “Claims”) but excluding claims for personal injury (with the exception of any personal injury claim which the Employee may bring in the Employment Tribunal), a claim in relation to the Employee’s accrued pension rights up to and including the Termination Date or any claim to enforce the terms of this Agreement. The Employee agrees to save, defend and hold harmless the Employer or any Group Company from any Claim brought by the Employee and/or his spouse, or any third party or on behalf of the Employee and/or his spouse, including, but not limited to the damages, costs and expenses, and attorney fees incurred by the Releasees.

21.	Employer and Group Company each and on behalf of its predecessors, successors, parents, subsidiaries, affiliates, employees, officers, directors, stockholders, agents, representatives, attorneys, and all others who may legally claim under the auspices of Employer or Group Company hereby fully discharge and release Employee and agree to save, defend and hold harmless Employee for any present or future claims, demands, causes of action or remedies, known or unknown, arising from the actions of the Employee during the period of employment of Employee from the date of first employment of Employee through the date of termination of employment of Employee, including any claims, demands, causes of action or remedies arising from common law, contract law, statutory or otherwise, excepting only those claims, demands, causes of action or remedies related to fraudulent acts or theft by the Employee.

22.	The Employee and Employer Group are not aware of any fraudulent acts or theft by the Employee.

23.	The Employee acknowledges and agrees that as a consequence of this Agreement an Employment Tribunal has no jurisdiction to hear the Specific Complaints as defined herein or any other claim of any description arising from his employment or its termination.

24.	The Employee acknowledges that save as specifically provided in this Agreement he is not entitled to any compensation for the loss of any rights or benefits under any option, bonus, long term incentive plan or other profit sharing scheme operated by the Employer or any Group Company in which he may have participated or have any interest in, save those interests which have vested as at the Termination Date.

Warranties

25.	The Employee warrants to the Employer that:

That he is not aware of any personal injury claim or claim in relation to his pension that he may have against the Employer and he is not aware of any circumstances giving rise to any such claim and he has no claims of any description other than the claims referred to in this Agreement;

a.	there are no circumstances of which the Employee is aware or of which the Employee ought reasonably to be aware which would amount to a repudiatory breach of any express or implied term of the Employment Contract which would entitle (or would have entitled) the Employer to terminate his employment summarily or without payment in lieu of notice and any payment under Clause 6 to the Employee is conditional on this being so; and

b.	notwithstanding the termination of his employment or the circumstances of such termination he will continue to abide by those provisions of his contract of employment and those implied terms of his employment which continue after termination of employment.

Repayment

26.	The Employee understands that the Employer enters into this Agreement in reliance on the warranties set out above. If the Employee commences proceedings or proceedings are commenced by an appropriate representative on the Employee’s behalf against the Employer or any Group Company in relation to the Specific Complaints or any claim referred to in this Agreement or breaches a material provision of this Agreement (save for the post termination restrictions set out in Schedule 2) the Severance Payment shall become immediately repayable to the Employer and recoverable as a debt to the extent that the Employer or any Group Company incurs any liability, loss, costs, expenses or damages in connection with such proceedings or breach. The Employee agrees that these repayment provisions are intended to be a genuine pre-estimate of loss which may be suffered by the Employer or any Group Company and in no way constitutes a penalty.

Directorships

27.	The Employee agrees upon signing this Agreement to deliver to the Employer a letter signed by the Employee resigning from his directorships of the Employer, Edgen Murray Pte., Limited, EMGH Ltd., Edgen Murray FZE, Edgen Murray Joint Venture Bahrain, Edgen Murray (India) Europe, Ltd. and the Employee agrees at the request of the Employer to do any act necessary and/or execute any documents to effect his removal from any office held in relation to or in connection with his employment.

Confidentiality

28.	The Employer and the Employee agree to maintain as secret and confidential the terms of this Agreement and the circumstances surrounding this Agreement save such disclosure as is necessary or appropriate to their professional advisers, to regulatory authorities, the Employee’s immediate family, to any Group Company and if and to the extent required by operation of law.

Continuing Contractual Obligations

29.	The Employee agrees not to make, or cause to be made, any derogatory or critical comments or statements (whether oral or in writing) about the Employer or any Group Company or their respective officers or employees. The Employer or any Group Company agrees not to make, or cause to be made, any derogatory or critical comments or statements (whether oral or in writing) about the Employee.

30.	The Employee agrees to be bound by the restrictive covenants in Schedule 2 to this Agreement. The Employee agrees that a breach of any of the restrictive covenants will cause detriment to the Employer and/or any Group Company.

31.	In consideration of the Employee entering into the obligations in Schedule 2 the Employer will pay to the Employee a sum equivalent to the Employee’s monthly basic salary (at the amount and rate as at the Termination Date) on or about the expiry of each month and for a period of 12 months, commencing after the Termination Date less any legally required deductions. If the Employee breaches any of the restrictive covenants in Schedule 2 of the Agreement any monthly payments shall cease with immediate effect.

Return of Property

32.	The Employee undertakes to return to the Employer all company property belonging to the Employer or any Group Company which is or has been in the Employee’s possession or under his control. The property to which this clause applies includes, but is not limited to, passes, keys, credit cards, business equipment, Blackberry, mobile phone, documents, correspondence, lists of customers or clients, financial data, organisation charts, research and market survey data, computer discs and all copies and duplicates of these items whether in physical or electronic form.

Further Assistance

33.	The Employee will, on reasonable notice, provide all such reasonable assistance and documents as the Employer may reasonably request to enable the Employer to deal with any existing or potential claims, investigations, administrative proceedings or legal proceedings relating to business matters in which the Employee was involved during his employment with the Employer. Related travel and accommodation expenses will be reimbursed by the Employer in accordance with its polices and procedures. Any loss of earnings or other benefits by the Employee in complying with this Clause 32 shall be reimbursed by the Employer in accordance with the Company’s rules regarding payment of expenses in effect from time to time.

General

34.	For the purposes of this Agreement “a Group Company” includes the Employer, any company or other entity of which it is a Subsidiary (including, without limitation, EMII, EMGH Limited and Pipe Acquisition Limited) (its holding company) and any Subsidiaries of the Employer or of any such holding company and “Subsidiary” means a subsidiary (as defined in section 1159 of the Companies Act 2006) and any other company or other entity which is a subsidiary (as so defined) of a company or other entity which is itself a subsidiary of such holding company and a company shall be treated, for the purposes only of the membership requirement contained in subsections 1159(1)(b) and (c), as a member of another company even if its shares in that other company are registered in the name of (a) another person (or its nominee), whether by way of security or in connection with the taking of security, or (b) its nominee.

35.	For the purposes of this Agreement:

a.	the Employee agrees not to bring proceedings in the Employment Tribunal or courts for unfair dismissal or breach of contract or race or age discrimination (the “Specific Complaints”) or for any other employment related claim against the Employer or any Group Company;

b.	the Employee confirms that he has received advice from a relevant independent adviser, namely : Lian Frederick Atack of Lindsays, 1 Royal Bank Place, Buchanan Street, Glasglow G1 3AAA, as to the terms and effect of this Agreement and, in particular, its effect on his ability to pursue a claim before an Employment Tribunal;

c.	the Employee confirms that at the time the Employee received the advice referred to in this clause the Employee’s adviser informed the Employee that there was in force a contract of insurance or an indemnity provided for members of a profession or professional body covering the risk of a claim by the Employee in respect of loss arising in consequence of that advice; and

d.	the Employer and the Employee agree and acknowledge that the conditions regulating compromise agreements contained in section 147 of the Equality Act 2010 (for the avoidance of doubt, including sub-sections 147(3)(c) and 147(3)(d) of the Equality Act 2010), section 203(3) of the Employment Rights Act 1996, regulation 35(3) of the Working Time Regulations 1998, section 288(2B) of the Trade Union and Labour Relations (Consolidation) Act 1992, section 49(4) of the National Minimum Wage Act 1998, regulation 9 of the Part-time Workers (Prevention of Less Favourable Treatment) Regulations 2000, regulation 10 of the Fixed-Term Employees (Prevention of Less Favourable Treatment) Regulations 2002, regulation 41(4) of the Transnational Information and Consultation etc Regulations 1999, regulation 40(4) of the Information and Consultation of Employees Regulations 2004 and paragraph 12 of the schedule to the Occupational and Personal Pension Schemes (Consultation by Employers and Miscellaneous Amendment) Regulations 2006 are fully satisfied.

36.	This Agreement constitutes the entire understanding between the parties and supersedes any previous agreement between them relating to the Employee’s employment and its termination.

37.	This Agreement shall be governed by and construed in all respects in accordance with the laws of Scotland and the Scottish courts will have non exclusive jurisdiction in relation to any disputes arising in relation to it.

38.	The Parties agree that the waiver and release given by the Employee in respect of any claims against the Employer and/or any Group Company in this Agreement, the terms of this Agreement and the benefit of the settlements, indemnities, undertakings and warranties given by the Employee in this Agreement are intended to be for the benefit of, not only the Employer, but also any relevant Group Company and the Parties confirm that any such Group Company has the right to enforce any or all of these terms against the Employee.

39.	Notwithstanding that this Agreement is marked “without prejudice” and “subject to contract”, when the Agreement is signed by the Employer and the Employee and dated and the certificate is signed and dated by the Employee’s adviser, it will become open and binding.

40.	Should any part of this Agreement be rendered unenforceable by any court in competent jurisdiction, the court is empowered to rewrite such unenforceable part to such an extent to give breadth and meaning to the part as intended by the parties so that the Agreement survives.

41.	This Agreement is the product of mutual agreement between the Employer and Employee. In the event of any dispute over the meaning of any word, sentence or clause there shall be no presumption of meaning regarding which entity drafted the Agreement.

IN WITNESS WHEREOF these presents consisting of this and six preceding pages together with the two Schedules annexed hereto are executed as follows:

Signed by the Employee	/s/ Michael F. A. Craig

Date and Place of signing	Singapore – 23 August 2011

in the presence of this witness:

Signature	/s/ Janet Craig

Name of witness	Janet Craig

Address of witness	14 Caldecott Close
Singapore 299122

Occupation of witness	Housewife

Signed by or on behalf of the Employer	/s/ Daniel J O’Leary

Name and Position	Dan J. O’Leary	Chairman/CEO

Date and Place of signing	24 August 2011	18444 Highland RD
Baton Rouge, Louisiana 70809 USA

in the presence of this witness:

Signature	/s/ Jennifer M. d’Aquin

Name of witness	Jennifer M. d’Aquin

Address of witness	18444 Highland Road
Baton Rouge, Louisiana 70809 USA

Occupation of witness	Executive Assistant

SCHEDULE 2

POST TERMINATION RESTRICTIONS

1.	Interpretation

The definitions and rules of interpretation in this clause apply in this Agreement.

Board: the board of directors of the Employer (including any committee of the board duly appointed by it).

Capacity: as agent, consultant, director, employee, owner, partner, unit holder or in any other capacity.

Confidential information: means all proprietary information (whether or not recorded in documentary form, or stored on any magnetic or optical disk or memory) which is not in the public domain relating to the business, products, affairs and finances of the Employer or any Group Company for the time being confidential to the Employer or any Group Company and trade secrets including, without limitation, technical data and know-how relating to the business of any Group Company or any of their business contacts including, but not limited to, customer lists, customer orders, purchase orders, financial data, pricing information and price lists, business plans and market strategies and arrangements, all books, records, manuals, advertising materials, catalogues, correspondence, mailing lists, production data, sales materials and records, purchasing materials and records, personnel records, quality control records and procedures included in or relating to the Employer or any Group Company or any of the assets of the Employer or any Group Company and/or its affiliates, and all trademarks, trade names (including all rights to the trade name and trademark “Edgen” or “Murray” or “Edgen Murray” or any similar name), copyrights and patents, and applications therefore, all trade secrets, inventions, processes, procedures, research records, market surveys and marketing know-how and other technical papers.

Restricted Business: those parts of the business of the Employer and any Group Company with which the Employee or the Employer and any Group Company was involved to a material extent in the 12 months before the Termination Date including without limitation:

(i)	any business or enterprise engaged in fabricating, whether directly or by contract with others, or selling, distributing, or consulting regarding, prime Steel Products as defined in paragraph (ii) for use in the offshore construction market, in shipbuilding, pressure vessel market, renewables, mold and die for use in mining, heavy construction, renewables, alternative energy sources, nuclear activities, energy exploration, energy production or for use in the construction equipment market;

(ii)	the business of consulting regarding, distributing and selling Steel Products defined as: industrial steel pipe, including large OD pipe, heavy wall and X-grade pipe, DSAW, seamless, continuous spiral weld, ERW pipe and abrasion resistant pipe, valve products, such as gate, globe, check, ball, butterfly and plug of carbon steel, carbon X stainless or full stainless steel or of alloys such as Monel, Inconel, Hastelloy and actuators whether spring return, double acting or pneumatic, alloy pipe, flanges and fittings, welded fittings and flanges (high yield, stainless, exotic, carbon, chrome and low temp) per ANSI B 16.9 and B 16.5 (commodity lines and specials, i.e. anchor flanges and swivel ring flanges), forged steel fittings, outlets, pipe nipples, swage nipples, hot induction bends and Pikotek gaskets/ insulation kits, stainless steel and other nickel alloy and Hastelloy pipes, fittings and flanges, including all chrome grades, carbon grades, Carbon and HSLA steel plates, Alloy Steel plates, Carbon Steel Shapes, Hollow Sections and merchant bars, Clad Carbon Steel Pipe (seamless or welded), Clad Carbon Steel Plate, Tendon Pipes (collectively, the “Steel Products);

(iii)	providing added value services to such Steel Products, including, flame cutting, sawing, welding, sandblasting, priming, top coat painting, epoxy applications and end finishing, Hot Forming, Cold Forming, Laser Cutting, Water Jet Cutting and conversion of Steel Products to other components or products;

(iv)	entering into joint venture, partnership or agency arrangements relating to the sale or distribution of surplus stainless steel pipe, fittings and flanges, but excluding value-added services if not sold as part of the Steel Products; any business that uses any trademark, trade names or slogans similar to the “Edgen”, “Murray” or “Edgen Murray” trademarks, trade names or slogans; and

In addition, Restricted Business shall include the business carried on by any company or entity with which the Employer signed a Confidentiality Agreement within the 12 month period preceding the Termination Date [and with which the Employer was involved to a material extent].

Restricted Customer: any firm, company or person who, during the 12 months before the Termination Date, was a customer or prospective customer of the Employer or any Group Company with whom the Employee had contact in the course of his employment.

Restricted Person: anyone employed or engaged by the Employer or any Group Company who could materially damage the interests of the Employer or any Group Company if they were involved in any Capacity in any business concern which competes with any Restricted Business and with whom the Employee dealt in the 12 months before the Termination Date in the course of his employment.

Restricted Material Source: any mill, distributor, manufacturer, dealer, broker or producer dealing in material, including any employee, agent, officer or director of such entity, during the 12 months before the Termination Date, which was a supplier or provider of material to the Restricted Business and with whom the Employee dealt in the 12 months before the Termination Date in the course of his employment.

2.	Post-termination restrictions

2.1	In order to protect the Confidential Information and business connections of the Employer and each Group Company to which he has access as a result of the Employment, the Employee covenants with the Employer (for itself and as trustee and agent for each Group Company) that he shall not:

(a)	for 12 months after the Termination Date, solicit or endeavour to entice away from the Employer or any Group Company the business or custom of a Restricted Customer with a view to providing goods or services to that Restricted Customer in competition with any Restricted Business;

(b)	for 12 months after the Termination Date, in the course of any business concern located in (or otherwise resulting in the carrying on of business in) Singapore, China, Australia, Indonesia, India, UAE, Saudi Arabia, France, UK, the United States, Canada, Central America, South America and Asia and any other geographical area in which the Employer, Edgen Murray Pte. Limited and/or any other Group Company carries on business which is (or intends to be) in competition with any Restricted Business, offer to employ or engage or otherwise endeavour to entice away from the Employer or any Group Company any Restricted Person;

(c)	for 12 months after the Termination Date, be involved in any Capacity with any business concern located in (or otherwise resulting in the carrying on of business in) Singapore, China, Australia, Indonesia, India, UAE, Saudi Arabia, France, UK, the United States, Canada, Central America, South America and Asia and any other geographical area in which the Employer, Edgen Murray Pte. Limited and/or any other Group Company carries on business which is (or intends to be) in competition with any Restricted Business;

(d)	for 12 months after the Termination Date, be involved with the provision of goods or services to (or otherwise have any business dealings with) any Restricted Customer in the course of any business concern which is (or intends to be) in competition with any Restricted Business;

(e)	for 12 months after the Termination Date contact, engage in discussions, engage in electronic communication, or engage in any discourse about the Employer or business of the Employer, with any Restricted Material Source;

(f)	at any time after the Termination Date, represent himself as connected with the Employer or any Group Company in any Capacity.

2.2	None of the restrictions in clause 2.1 shall prevent the Employee from:

2.2.1	holding an investment by way of limited partner restricted units of EMII or other securities of not more than 5% of the total issued capital of any company, whether or not it is listed or dealt in on a recognised stock exchange; or

2.2.2	being engaged or concerned in any business concern insofar as the Employee’s duties or work shall relate solely to geographical areas where the business concern is not in competition with any Restricted Business.

2.3	The restrictions imposed on the Employee by this clause 2 apply to him acting:

2.3.1	directly or indirectly; and

2.3.2	on his own behalf or on behalf of, or in conjunction with, any firm, company or person.

2.4	If the Employee receives an offer to be involved in a business concern in any Capacity during the Employment, or before the expiry of the last of the covenants in this clause 2, the Employee shall give the person making the offer a copy of this clause 2 and shall tell the Employer the identity of that person as soon as possible after accepting the offer.

2.5	The Employer and the Employee entered into the restrictions in this clause 2 having been separately legally advised.

2.6	Each of the restrictions in this clause 2 is intended to be separate and severable. If any of the restrictions shall be held to be void but would be valid if part of their wording were deleted, such restriction shall apply with such deletion as may be necessary to make it valid or effective.

2.7	The Employee will, at the request and expense of the Employer, enter into a separate agreement with any Group Company in which he agrees to be bound by restrictions corresponding to those restrictions in this clause 2 (or such of those restrictions as may be appropriate) in relation to that Group Company.

SCHEDULE 3- BENEFITS

Housing Allowance While Employee is in Singapore- up to SGD$11,500 per month, as long as a housing fee is incurred, or up to September 11, 2012, whichever occurs first – payments shall be made directly to the landlord; garden maintenance and pest control

School fees & School Bus Incurred in Singapore – school fees up to SGD$39,157.73 and up to SGD$3,357.66 for school bus fees incurred in Singapore for the period up to and including the date of repatriation or September 11, 2012, whichever occurs first- payments shall be made directly to the school and transportation service

International Gold BUPA Membership – For Michael & his Family through September 11, 2012. Payment shall be made by the company directly to BUPA.

UK Pension Scheme – Employer Pension Contribution of 14% of gross salary (the amount of the Severance Payment through September 11, 2012. If such payments cannot be made due to the Pension scheme or law, the Employer shall pay the Employee the amount owed or remainder owed in lump sum.

Employer will pay for two visits to the United Kingdom by Employee and his family. Employee shall schedule such visits so as to minimize the cost of airfare. Employer will pay for a rental car for the visits.

SCHEDULE 4- REPATRIATION EXPENSES

Airfare- one-way business- for Michael and his family- Michael shall use his best efforts to purchase tickets sufficiently in advance to obtain lowest cost possible

Moving expenses- Michael will obtain 3 bids to include loading and unloading containers (maximum of three) and full insurance costs and submit the bids to the Company. The Company will pay directly to the mover the lowest bid.